EXHIBIT 10.12

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

This REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of March 24, 2014, and is effective as of the Closing Date (as defined herein), by and among Farmland Partners Inc., a Maryland corporation (the “REIT”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership and a subsidiary of the REIT (the “Operating Partnership,” and collectively with the REIT, the “Acquirer”), Paul A. Pittman (“Pittman”) and Jesse J. Hough (“Hough” and, together with Pittman, the “Indemnifying Parties”). Capitalized terms used but not elsewhere defined in this Agreement shall have the meaning ascribed to such terms in Section 4.2 hereof.

RECITALS

WHEREAS, the REIT intends to engage in various related transactions (collectively, the “IPO Transactions”) pursuant to which, among other things, the REIT will effect an initial public offering (the “IPO”) of shares of its common stock, $0.01 par value per share (the “Common Stock”), after which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, in connection with the IPO Transactions, the REIT intends to engage in certain formation transactions (the “Formation Transactions”) pursuant to which, among other things, FP Land LLC, a Delaware limited liability company (“FP Land”), will, pursuant to a merger agreement by and among the REIT, the Operating Partnership, Pittman Hough Farms LLC, a Colorado limited liability company controlled by Pittman (“Pittman Hough Farms”) and FP Land (the “Merger Agreement”), merge with and into the Operating Partnership (the “Merger”) and the limited liability company interests in FP Land (the “FP Land Interests”), 100% of which are owned by Pittman Hough Farms will be converted automatically into an aggregate of 1,945,000 units of limited partnership interest in the Operating Partnership (“OP Units”);

WHEREAS, FP Land is the direct or indirect owner of the properties described on Exhibit A hereto (each, a “Property,” and collectively, the “Properties”);

WHEREAS, the Indemnifying Parties, by way of their ownership interests in Pittman Hough Farms, will materially benefit from the consideration to be received by Pittman Hough Farms from the Acquirer pursuant to the Merger Agreement; and

WHEREAS, in order to induce the Acquirer to enter into the Merger Agreement, the Indemnifying Parties have agreed to provide certain representations, warranties and indemnities as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

REPRESENTATION AND WARRANTIES

Except as disclosed in the Prospectus or in the schedules referenced in this Article I and attached hereto, the Indemnifying Parties represent and warrant to the Acquirer that, with respect to FP Land, its Subsidiaries and the Properties, as of the Closing Date:

1.1                               Organization; Authority.  (a) FP Land has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry out the transactions contemplated by the Merger Agreement, and to own, lease and/or operate each Property owned, leased and/or operated by it and to carry on its business as presently conducted. FP Land, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Limited Liability Company Agreement of FP Land (the “LLC Agreement”),  a complete and accurate copy of which has been delivered to the Operating Partnership and its counsel, is in force and effect as of the date hereof, and has not been further modified or amended.

(b)                                 Schedule 1.1(b) sets forth as of the date hereof FP Land’s ownership interest in each Subsidiary. Each Subsidiary of FP Land has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Properties and other assets and to carry on its business as presently conducted. Each Subsidiary of FP Land, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties and other assets make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the FP Land Interests or any equity interest in FP Land or any Subsidiary, or any other security convertible into or exchangeable for such equity interests.

1.2                               Due Authorization. Each agreement, document and instrument included in or contemplated by the Merger Agreement and executed and delivered by or on behalf of FP Land constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of FP Land, enforceable against FP Land in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

1.3                               Consents and Approvals. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by FP Land or any Subsidiary in connection with the execution, delivery and performance of any of the agreements or documents included in or contemplated by the Merger Agreement and the transactions contemplated hereby and thereby.

1.4                               No Violation. None of the execution, delivery or performance of any agreement or document included in or contemplated by the Merger Agreement nor the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of FP Land or any Subsidiary, (B) any agreement, document or instrument to which FP Land or such Subsidiary or any of their respective assets or properties (including the Properties) is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on FP Land or any Subsidiary.

1.5                               Capitalization. All of the issued and outstanding equity interests of FP Land and its Subsidiaries are duly authorized, validly issued and fully paid and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the organizational documents of or any contract to which FP Land or its Subsidiaries is a party or otherwise bound.

1.6                               Licenses and Permits. All notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Merger Agreement) are assignable to the Operating Partnership. Neither FP Land nor any Subsidiary nor, to the Knowledge of the Indemnifying Parties, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.7                               Litigation. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the Knowledge of the Indemnifying Parties, threatened against FP Land, any Subsidiary or any Property, which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding pending or, to the Knowledge of the Indemnifying Parties, threatened against FP Land or any Subsidiary which challenges or impairs the ability of FP Land to execute or deliver, or perform its obligations under the Merger Agreement or to consummate the transactions contemplated hereby and thereby. There is no judgment, decree, injunction, or order of a Governmental Authority outstanding against FP Land or any Subsidiary or, to the Knowledge of the Indemnifying Parties, any officer, director, managing member, or general partner of any of the foregoing in their capacity as such which would reasonably be expected to have a Material Adverse Effect. Neither FP Land nor any Subsidiary has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

1.8                               Compliance With Laws. FP Land and its Subsidiaries has conducted its business and maintained its respective Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither FP Land nor its Subsidiaries nor, to the Knowledge of the Indemnifying Parties, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.9                               Properties.

(a)                                 Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) neither FP Land nor any Subsidiary, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined)

relating to such Property, but including any agreement that constitutes a Permitted Lien), is in breach or default of any such agreement, (2) to the Knowledge of the Indemnifying Parties, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of FP Land or any Subsidiary, except for Permitted Liens, or otherwise reasonably be expected to have a Material Adverse Effect and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(b)                                 To the Knowledge of the Indemnifying Parties, as presently conducted, none of the operation of the Properties is in violation of any applicable zoning ordinance or other “land use” Law.

(c)                                  Each Subsidiary holds the lessor’s interest under the leases, licenses, tenancies, possession agreements and occupancy agreements with tenants of its respective Properties that will be in effect upon completion of the IPO (the “Leases”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) neither FP Land not any Subsidiary, nor, to the Knowledge of the Indemnifying Parties, any other party to any Lease, is in breach or default of any such Lease, (2) to the Knowledge of the Indemnifying Parties, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, permit termination, modification or acceleration under such Lease, and (3) to the Knowledge of the Indemnifying Parties, each of the Leases is valid and binding and, upon completion of the IPO, will be in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. To the Knowledge of the Indemnifying Parties, no tenant under any of such Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

1.10                        Existing Loans. Schedule 1.10 lists, as of the date hereof, all secured loans encumbering the Properties or any direct or indirect interest in FP Land or any Subsidiary (the “Disclosed Loans”) and the outstanding aggregate balance of the Disclosed Loans as of the date set forth on Schedule 1.10. To the Knowledge of the Indemnifying Parties, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Disclosed Loans and the documents entered into in connection therewith (collectively, the “Disclosed Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Disclosed Loan Documents.

1.11                        Insurance. Each Property is covered by the public liability, casualty and other insurance as the Indemnifying Parties reasonably deem necessary and in all cases including such coverage as is required under the terms of any loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the Knowledge of the Indemnifying Parties, neither FP Land nor any Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.

1.12                        Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) FP Land and its Subsidiaries are in compliance with all Environmental Laws, (B) neither FP Land, or any Subsidiary has received any written notice from any Governmental Authority or third party alleging that FP Land, any Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws.

1.13                        Eminent Domain. There is no existing, or to the Knowledge of the Indemnifying Parties, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any Property.

1.14                        Taxes.

(a)                                 FP Land and each Subsidiary has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes required to be paid by it.

(b)                                 No deficiencies for any Taxes have been proposed, asserted, assessed or, to the Knowledge of the Indemnifying Parties, threatened against FP Land or any Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(c)                                  Neither FP Land nor any Subsidiary has requested or received any ruling from the IRS or comparable rulings from other taxing authorities or has entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement. There are no liens or encumbrances for Taxes on any Property, other than liens or encumbrances for Taxes not yet due and payable, and no action, proceeding or investigation has been instituted against FP Land or any Subsidiary that would give rise to any such liens or encumbrances.

(d)                                 There are no pending or, to the Knowledge of the Indemnifying Parties, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of FP Land or any Subsidiary, there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to FP Land or any Subsidiary and neither FP Land nor any Subsidiary is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(e)                                  Since its formation, for U.S. federal income tax purposes, FP Land and each Subsidiary has been treated as a disregarded entity and not as a corporation or an association taxable as a corporation. Neither FP Land nor any Subsidiary holds any asset the disposition of which by the Acquirer could be subject to rules similar to Section 1374 of the Code. Neither FP Land nor any Subsidiary has ever owned, nor owns, any securities in an entity treated as a corporation for U.S. federal income tax purposes.

1.15                        Non-Foreign Status. Neither Pittman Hough Farms, FP Land nor any Subsidiary is a “foreign person” (as defined in the Code).

1.16                        Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated or, to the Knowledge of the Indemnifying Parties, threatened, with respect to FP Land or any Subsidiary.

1.17                        Employees. Neither FP Land nor any Subsidiary has or has ever had any employees. Neither FP Land nor any Subsidiary is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed or amounts required to be reimbursed to such employees, consultants or independent contractors. FP Land and each Subsidiary has, to the extent applicable:

(a)                                 complied in all material respects with all applicable laws related to employment;

(b)                                 withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees; and

(c)                                  no policy, practice, plan or program of paying severance or pay or any form of severance compensation in connection with the termination of employment service and no agreement pursuant to which it would be required to pay severance to any director, officer, employee or consultant.

1.18                        Contracts and Commitments. Except as set forth in the organizational documents of FP Land and each Subsidiary, as contemplated by the Merger Agreement, neither FP Land nor any Subsidiary is a party to any agreements for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or the acquisition of any operating business, assets or capital stock of any other corporation, entity or business, other than in the ordinary course of business.

ARTICLE II

NATURE OF REPRESENTATIONS AND WARRANTIES

2.1                               Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive after the effective time of the Merger Agreement until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with Section 3.2 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. Notwithstanding the foregoing, claims for indemnification resulting from breaches of the representations in Section 1.14 may be asserted until the expiration of the applicable statute of limitations.

ARTICLE III

INDEMNIFICATION

3.1                               Indemnification of Acquirer. The Acquirer and its Affiliates and each of its directors, officers, employees, agents and representatives (each of which is an “Indemnified Party” and collectively, the “Indemnified Parties”), shall be indemnified and held harmless by the Indemnifying Parties, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Article I of this Agreement (subject to the survival limitations set forth in Section 2.1 hereof) (collectively, the “Indemnified Losses”); provided, the Indemnified Parties shall only be entitled to indemnification for breaches of representations and warranties made pursuant to Article I of this Agreement to the extent that the Indemnified Losses with respect to such breaches exceed, in the aggregate, One Million Dollars ($1,000,000.00) (the “Deductible”). The Indemnifying Parties shall only be liable for Indemnified Losses (after giving effect to and only for amounts in excess of the Deductible) up to the Maximum Indemnity Amount.

3.2                               Claims.

(a)                                 At the time when the Acquirer learns of any potential claim for Indemnified Losses under this Agreement (a “Claim”), it will promptly give written notice (a “Claim Notice”) to the Indemnifying Parties; provided that the failure to so notify the Indemnifying Parties shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Parties shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim. The Indemnified Party shall deliver to the Indemnifying Parties, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third-Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Parties shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Article III as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b)                                 The Indemnifying Parties shall be entitled, at their own expense, to elect to assume and control the defense of any Claim based on claims asserted by third parties (“Third-Party Claims”), through counsel chosen by the Indemnifying Parties and reasonably acceptable to the Indemnified Parties, if the Indemnifying Parties give written notice of their intention to do so to the Acquirer within twenty (20) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Indemnifying Parties exercise the right to undertake any such defense against a Third-Party Claim, the Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the Indemnifying Parties’ expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Parties. No compromise or settlement of such Third-Party Claim may be effected by either the Indemnified Party, on the one hand, or the Indemnifying Parties, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third-Party Claim could reasonably be expected to adversely affect the status of the REIT as a real investment trust within the meaning of Section 856 of the Code, then the REIT shall make such decision to compromise or settle the Third-Party Claim without the need to obtain the Indemnifying Parties’ consent.

3.3                               Delivery of Indemnity Amounts. Upon resolution of any disputed Claim or portion of a Claim as evidenced by (x) a written agreement between the Acquirer and the Indemnifying Parties or (y) a final award of an arbitral tribunal in accordance with this Agreement, the Indemnifying Parties shall deliver the amount of the indemnification to the Indemnified Party. Indemnity payments may be made by the Indemnifying Parties in the form of cash or OP Units. To the extent indemnification is made through delivery by the Indemnifying Parties of OP Units, such OP Units shall be valued at an amount per OP Unit equal to the IPO Price. The Indemnifying Parties hereby authorize the REIT, as the sole parent of the general partner of the Operating Partnership, to take all such action as may be necessary to amend the partnership agreement of the Operating Partnership, and any exhibits or schedules thereto, to reflect the delivery of any OP Units by the Indemnifying Parties as an indemnification payment hereunder and to reflect that the Indemnifying Parties have no further right, title or interest with respect to any such OP Units. For purposes of this provision, if, at the time that any indemnification is due hereunder, OP Units are held by Pittman Hough Farms rather than the Indemnifying Parties, the Indemnifying Parties shall take such actions as may be necessary to effect the delivery of the OP Units by Pittman Hough Farms to the Indemnified Party or to cause Pittman Hough Farms to effect a distribution-in-kind of OP Units to the Indemnifying Parties of a number of OP Units sufficient to satisfy the Indemnifying Parties’ obligations hereunder.

3.4                               Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud) shall be indemnification in accordance with the terms of this Agreement. The Indemnifying Parties shall not be liable or obligated to make payments under this Agreement in excess of the Maximum Indemnity Amount (as defined herein).

3.5                               Characterization of Payments. Any indemnity payments shall constitute an adjustment of the consideration received by Pittman Hough Farms pursuant to the Merger Agreement for Tax purposes and shall be treated as such by all parties on their tax returns to the extent permitted by Law.

ARTICLE IV

GENERAL PROVISIONS

4.1                               Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party): If to the REIT or the Operating Partnership, to: Farmland Partners Operating Partnership, LP, 8670 Wolff Court, Suite 240, Westminster, Colorado 80031, Attention: President; if to the Indemnifying Parties, to: Paul A. Pittman, 8670 Wolff Court, Suite 240, Westminster, Colorado 80031.

4.2                               Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)                                 “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

(c)                                  “Closing Date” means the closing date of Merger in accordance with the Merger Agreement.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(e)                                  “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(f)                                   “Formation Transactions” means the Merger and the other transactions contemplated by the Merger Agreement.

(g)                                  “GAAP” means generally accepted accounting principles, as in effect in the United States of America as of the date of determination.

(h)                                 “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(i)                                     “IPO Price” means the initial public offering price per share of Common Stock, as set forth in the final prospectus relating to the IPO filed by the REIT with the Securities and Exchange Commission.

(j)                                    “Knowledge” means actual current knowledge.

(k)                                 “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(l)                                     “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(m)                             “Losses” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, as well as all collection costs and enforcement expenses incurred in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on collateral or otherwise exercising or enforcing any rights or remedies under pledge and security or other collateral documents, but does not include any diminution in value of the Acquirer.

(n)                                 “Material Adverse Effect” means with respect to FP Land, any Subsidiary or any Property, any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of FP Land, any Subsidiary or any Property.

(o)                                 “Maximum Indemnity Amount” means Five Million Dollars ($5,000,000.00).

(p)                                 “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing Disclosed Loans; (v) Liens arising under leases disclosed in full to the Acquirer and in effect as of the Closing Date; (vi) any exceptions contained in the title policies relating to the Properties as of the Closing Date, copies of which title policies were provided to the Acquirer and their counsel, none of which substantially and materially impair the use of the Properties for the purposes for which they are currently being used; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered.

(q)                                 “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(r)                                    “Properties” shall have the meaning given in the Recitals.

(s)                                   “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity in which FP Land owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii) outstanding capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of FP Land, as set forth on Schedule 1.1(b), unless the context otherwise requires.

(t)                                    “Tax” means all federal, state, local and foreign income, withholding, gross receipts, license, property, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

4.3                               Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party may rely on a facsimile or electronic pdf email signature of the other party as if it were an original signature.

4.4                               Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

4.5                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

4.6                               Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Acquirer may assign its rights and obligations hereunder to an Affiliate.

4.7                               Jurisdiction. The parties hereto hereby:

(a)                                 submit to the exclusive jurisdiction of any state or federal court sitting in the City of Baltimore, Maryland, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and

(b)           irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

4.8          Dispute Resolution. The parties intend that this Section 4.8 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)           Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such ten (10) Business Day negotiation period.

(b)           Any Dispute (including the determination of the scope or applicability of this Agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in Denver, Colorado before one neutral and impartial arbitrator, in accordance with the laws of the State of Colorado for agreements made in and to be performed in Colorado. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)           Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)           The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

4.9          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

4.10        Rules of Construction.

(a)           The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, unless otherwise defined herein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

4.11        Equitable Remedies. The parties agree that irreparable damage would occur to the Acquirer in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Acquirer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Indemnifying Parties and to enforce specifically the terms and provisions hereof in any federal or state court located in Baltimore, Maryland, this being in addition to any other remedy to which the Acquirer is entitled under this Agreement or otherwise at law or in equity.

4.12        Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

4.13        Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ACQUIRER:

FARMLAND PARTNERS INC., a Maryland
corporation

By:	/s/ Paul A. Pittman
	Name:	Paul A. Pittman
	Title:	Executive Chairman, President and Chief Executive Officer

FARMLAND PARTNERS OPERATING
PARTNERSHIP, LP, a Delaware limited partnership

By:	Farmland Partners OP GP, LLC, its general partner

By: Farmland Partners Inc., its sole member

	By:	/s/ Paul A. Pittman
	Name:	Paul A. Pittman
	Title:	Executive Chairman, President and Chief Executive Officer

INDEMNIFYING PARTIES:

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman

By:	/s/ Jesse J. Hough
Name: Jesse J. Hough

[Signature Page to Representation, Warranty and Indemnity Agreement]

Exhibit A

Property	County, State
Pella Bins and Tracks	McDonough, IL
Pella Bins and Tracks Grain Storage Facility	McDonough, IL
Kaufman	McDonough, IL
Cleer	Fulton, IL
Cleer Grain Storage Facility	Fulton, IL
Big Pivot	Mason, IL
Curless	Fulton, IL
Pumphouse West	Schuyler, IL
Scripps	Schuyler, IL
Stelter	Mason, IL
Henninger	Schuyler, IL
John’s Shop	McDonough, IL
Tazewell	Tazewell, IL
Bardolph	McDonough, IL
Symond	Mason, IL
Pella Kelso	McDonough, IL
Duncantown	Fulton, IL
Dilworth	McDonough, IL
Weber	Schuyler, IL
Copes	Schuyler, IL
Smith	McDonough, IL
Busch	Mason, IL
Pumphouse East	Schuyler, IL
Adair FS	McDonough, IL
Ambrose	Mason, IL
Crabtree	Mason, IL
Heap	McDonough, IL
Table Grove	Fulton, IL
McFadden MD	McDonough, IL
Parr	Fulton, IL
Skien	Fulton, IL
Estep	Mason, IL
McFadden SC	Schuyler, IL
Matulka	Butler, NE
Matulka Grain Storage Facility	Butler, NE
Stanbra/Zeller	Butler, NE
Zeagers	Butler, NE
Kelly	Butler, NE

Schedule 1.1(b)

Subsidiaries

Subsidiary	FP Land Ownership Interest

PH Farms LLC	100%

Cottonwood Valley Land, LLC	100%

Schedule 1.10

Existing Loans

Loan	Principal Outstanding as of December 31, 2013	Interest Rate	Maturity Date
Multi-Property Loan	$34,500,000	2.80%	March 2016
John’s Shop	1,742,500	3.15	April 2043
Matulka and Stanbra/Zeller	1,137,388	3.25	October 2032
Zeagers	1,796,000	3.25	June 2016
Tazewell	920,441	5.25	July 2030
Merrill	787,285	4.90	December 2041
Smith	688,000	4.00	April 2018
Heap	528,748	4.95	September 2031
Trone	469,732	3.15	November 2032
Kelly	255,143	3.99	December 2027
Secured Loan(1)	240,000	3.99	December 2021
Total	$43,065,237

(1)         Loan to be repaid prior to closing.